UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

November 4, 2011	(October 31, 2011)
Date of Report	(Date of earliest event reported)

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32421	58-23420 21
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718, New York, NY 10170
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 201-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

On October 31, 2011, the landlord over premises leased by the Company exercised its right under the lease to draw down the full amount of a letter of credit in the amount of $428,000 that the Company had posted as security under the terms of the lease.  The letter of credit was issued for the benefit of the Company by an unaffiliated lending institution and the Company had partially collateralized the letter of credit in the approximate amount of $238,000 by depositing this amount as restricted cash in a money market account with the lending institution.  The Company currently does not have funds available to repay the issuer of the letter of credit for the difference between the full amount of the letter of credit and the amount of the collateral, which difference is approximately $190,000.  While the Company’s failure to make this payment constitutes an event of default under the terms of the letter of credit, the Company has not received a default notice from the lending institution.

Although the lending institution has indicated its willingness to negotiate a payment arrangement on terms that are acceptable to the Company and has not taken any action against the Company at this time, there can be no assurance that the Company will be successful in negotiating acceptable payment terms with the lending institution or that the lending institution will not declare the Company in default of the letter of credit agreement in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

November 4, 2011	By: /s/ Gordon Hutchins, Jr. Gordon Hutchins, Jr. President, COO, and Acting CFO